Exhibit (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
PEC Solutions, Inc.
at
$15.50 Net Per Share
by
PS Merger Sub, Inc.,
a wholly owned subsidiary of
Nortel Networks Inc.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
YORK CITY TIME, ON TUESDAY, MAY 31, 2005, UNLESS THE OFFER IS EXTENDED
May 3, 2005
To Our Clients:
      Enclosed for your consideration are the Offer to Purchase, dated May 3, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to an offer by PS Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Nortel Networks Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of PEC Solutions, Inc., a Delaware corporation (“PEC”), at a purchase price of $15.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.
      The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 25, 2005, among Parent, Purchaser and PEC (the “Merger Agreement”). This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name.
      We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
      Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and conditions set forth in the Offer.
      Please note the following:

1.	The tender price is $15.50 per Share, net to you in cash without interest.

2.	The Offer is being made for all of the outstanding Shares.

3.	The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, May 31, 2005, unless the Offer is extended.

4.	The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares as would constitute at least a majority of the Shares that in the aggregate are outstanding on a fully diluted basis, (b) the expiration of (or the termination of) the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (c) the parties having received notice from the Committee on Foreign Investment in the United States (“CFIUS”) that review of the transactions contemplated by the Merger Agreement under the Exon Florio Amendment to the Defense Production Act of 1950, as amended (the “Exon-Florio Act”), has been concluded, and that CFIUS has determined that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Act, (d) the Defense Security Service shall not have indicated that it is unwilling to agree to a foreign ownership, control or influence mitigation proposal submitted in relation to the Offer and the Merger by, and acceptable to, Parent in its sole discretion, in accordance with the National Industrial Security Program Operating Manual, (e) any other required waiting periods, material clearances or approvals applicable to the Offer or the Merger under any applicable laws having expired, or been terminated or obtained, as applicable and (f) the satisfaction of certain other terms and conditions described in the Offer to Purchase.

5.	Tendering stockholders will not be obligated to pay brokerage fees or commissions imposed by Parent or Purchaser or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

If you wish to have us tender any or all of the Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING
SHARES OF COMMON STOCK
OF
PEC SOLUTIONS, INC.
BY
PS MERGER SUB, INC.
      The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 3, 2005, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by PS Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Nortel Networks Inc., a Delaware corporation, to purchase all outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of PEC Solutions, Inc., a Delaware corporation.
      This will instruct you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
      Number of Shares to be Tendered:*

SIGN HERE:

(Signature(s))

(Print Name(s))

(Print Address(es))

(Area Code and Telephone Number(s))

(Account Number)

(Taxpayer Identification or Social Security Number(s))

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.